Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Gaucho Group Holdings, Inc. on Forms S-1 (File Nos 333-233586, and 333-268829) of our report, dated April 17, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Gaucho Group Holdings, Inc. as of December 31, 2022 and 2021 and for each of two years in the period ended December 31, 2022 appearing in the Annual Report on Form 10-K of Gaucho Group Holdings, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP
Marcum llp
New York, NY
April 17, 2023